China Aoxing Pharmaceutical Company Signed Definitive Acquisition Agreement to Acquire Shijiazhuang Lerentang Pharmaceutical Company, Ltd.

- Acquisition to Expand Company’s Market Position and Portfolio in Pain Management -

New York, March 12, 2008 (PR Newswire) – China Aoxing Pharmaceutical Company, Inc. (OTCBB: CAXG), which has the largest manufacturing facility and product pipeline for highly regulated narcotic medicines and pain medication in China, today announced that Hebei Aoxing Pharmaceutical Group Company, the subsidiary of China Aoxing Pharmaceutical Company, signed a definitive acquisition agreement to acquire Shijiazhuang Lerentang Pharmaceutical Company Ltd. (“LRT”).  LRT is a pharmaceutical company organized under the laws of China specializing in the manufacturing and distribution of modernized Chinese traditional medicines, with a strong portfolio of pain management products.  The definitive acquisition agreement contemplates that CAXG will acquire 100% ownership of LRT. The purchase price will be paid 80 million RMB (approximately $10.8 million) in cash and 8 million shares of the Company’s common stock.   Completion of the transaction is expected to occur within the next 70 days.  Completion, however, is subject to a number of conditions, including the receipt of approval from the Chinese government.

LRT, based in Shijiazhuang City, Hebei Province, China, was founded in 1935.  It is a profitable company with the total product sales of approximately $9 million for the year ended December, 2007.  LRT currently has 127 SFDA-approved products in its portfolio and has developed a rich line of pain management drugs in pills, tablets, capsules, oral solutions and other formulations. LRT’s best selling product is the Zhong Tong An Capsules, an effective pain medicine developed solely by LRT to relieve dental pain, sore throats and oral ulcers.  Zhong Tong An Capsules accounted for approximately 50% of LRT’s total revenue in 2007.  LRT currently has 52 products listed in the first and second classes of the National Medical Insurance Program, and 101 products entered in the national OTC medicine book. In 2004, LRT passed GMP production certificates for all of its production lines.

“We are excited to gain significant progress in the LRT transaction and believe this acquisition will further support our position as a leading, diversified pain management products company,” commented Zhenjiang Yue, Chairman and CEO of China Aoxing. “With LRT’s integration, we will execute a key part of our business strategy by acquiring an established brand, profitable business, and synergistic product portfolio with significant commercialization value. LRT has a number of high value pain management products, including its flagship product, Zhong Tong An Capsules, that have not reached their full market potential.”

Mr. Yue continued, “We will move quickly to the integration phase of this transaction, ramp up and optimize production of LRT’s most promising products as well as rejuvenate its existing sales and marketing organization. We believe this acquisition will be synergistic, as it will allow China Aoxing to leverage its existing marketing power and operating resources for new product launches expected out of our pipeline over the next 12 to 18 months.  We look forward to the many benefits associated with this acquisition and believe it will provide us with a strong platform for sales and profitability growth in the future.”

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About China Aoxing Pharmaceutical Company, Inc.

China Aoxing Pharmaceutical Company, Inc. (OTCBB: CAXG) is a pharmaceutical company in China specializing in research, development, manufacturing and distribution of a variety of narcotics and pain management products. Headquartered in Shijiazhuang City, the pharmaceutical capital of China, outside of Beijing, the Company has the largest product pipeline and largest manufacturing facility (1.2 million sq. ft.) for highly regulated narcotic medicines, addressing a very under-served and fast-growing market in China.  Its facility is one of the few GMP facilities licensed for narcotics medicines.  The Company has two drugs on the market and has received China SFDA licenses for research and clinical development of seven more medications such as Oxycodone, Tilidine and Pholcodine. The Company is working closely with the Chinese government and SFDA to assure the strictly regulated availability to medical professionals of its narcotic drugs and pain medicines throughout China.

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This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks contained in statements filed from time to time with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by the cautionary statements and any other cautionary statements which may accompany the forward-looking statements. You are urged to read the Company's filings with the Securities and Exchange Commission, including, but not limited to, the risk factors contained therein. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

CONTACT

Dr. Hui Shao

Senior Vice President

China Aoxing Pharmaceutical

201-420-1075

444 Washington Boulevard Suite 2424, Jersey City, NJ 07310   USA

Tel: (201) 420 1075     Fax: (201) 420 1076